Exhibit 99.1

Contact:

Russell Skibsted
Sr. Vice President and Chief Financial Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9825

AEOLUS PHARMACEUTICALS ANNOUNCES $3.2 MILLION PRIVATE PLACEMENT FINANCING

Mission Viejo, CA, February 19, 2013-- Aeolus Pharmaceuticals, Inc. (OTCQB: AOLS), a biotechnology company leveraging significant government funding to develop a platform of novel compounds to protect against radiological and chemical threats and for use in oncology, announced today that it has entered into definitive agreements with certain institutional and other accredited investors to raise gross proceeds of $3.2 million in a private placement financing. The investors comprised both new and existing investors in the Company, including entities associated with BVF Partners L.P., a leading life sciences investment firm, which manages the Biotechnology Value Fund family of funds.

Pursuant to the purchase agreement, Aeolus has agreed to issue an aggregate of 12,900,000 shares of the Company’s common stock at a price per share of $0.25, as well as 5-year warrants to purchase up to an aggregate of 12,900,000 shares of common stock with an exercise price of $0.25 per share.

Net proceeds from this offering will be used for general corporate and working capital purposes, primarily to continue development of AEOL10150 as a medical countermeasure for the pulmonary effects of acute radiation syndromes, under a development contract with BARDA. The closing of the offering is expected to occur on February 20, 2013.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), served as the exclusive placement agent for the offering. Columbia Capital Securities, Inc., and Monarch Bay Associates, LLC provided advisory services to Aeolus.

The securities offered in this private placement transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the investors, Aeolus has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Any offering of Aeolus’ securities under the resale registration statement referred to above will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About AEOL 10150
AEOL 10150 is a broad-spectrum catalytic antioxidant specifically designed to neutralize reactive oxygen and nitrogen species. The neutralization of these species reduces oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure. AEOL 10150 may have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation in the treatment of oncology.

AEOL 10150 has performed well in preclinical and non-clinical studies, demonstrating statistically significant survival efficacy in an acute radiation-induced lung injury model, and was well-tolerated in two human clinical trials. The Company believes it could have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation, whether from cancer therapy or a nuclear event.

About Aeolus Pharmaceuticals
Aeolus Pharmaceuticals is developing a platform of a new class of broad-spectrum, catalytic-antioxidant compounds that protect healthy tissue from the damaging effects of radiation. Its first compound, AEOL 10150, is being developed for oncology indications, where it is used in combination with radiation therapy. It is also being developed, with funding by the US Department of Health and Human Services, as a medical countermeasure against chemical and radiological weapons, where its initial target indications are as a protective agent against the effects of acute radiation syndrome and delayed effects of acute radiation exposure. Aeolus' strategy is to leverage the substantial investment in toxicology, manufacturing, and preclinical and clinical studies made by US Government agencies in AEOL 10150, including the contract with BARDA valued, with options, at up to $118.4 million, to efficiently develop the compound for use in oncology.   For more information, please visit Aeolus’s corporate website at www.aeoluspharma.com.

Forward-Looking Statements

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus' product candidates, as well as its proprietary technologies and research programs, the Company’s potential initiation of large efficacy studies in mice and NHPs, as well as a phase 1 study in healthy normal volunteers, the BARDA Contract, and the expected use of proceeds from the financing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus' product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies, and whether BARDA exercises one or more additional options under the BARDA Contract. Certain of these factors and others are more fully described in Aeolus' filings with the Securities and Exchange Commission, including, but not limited to, Aeolus' Annual Report on Form 10-K for the year ended September 30, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.